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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Guess?, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-135079, 333-10069, 333-129349, 333-121552 and 333-81274) on Form S-8 and registration statement (No. 333-111895) on Form S-3, of Guess?, Inc. and subsidiaries of our report dated May 25, 2007, with respect to the consolidated balance sheet of Guess?, Inc. and subsidiaries as of February 3, 2007, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for the one-month period ended February 3, 2007, and the related financial statement schedule; and our report dated February 28, 2007, with respect to the consolidated statements of income, stockholders' equity and comprehensive income, and cash flows of Guess?, Inc. and subsidiaries for each of the years in the two-year period ended December 31, 2006, and the related financial statement schedule, which reports appear in the February 2, 2008 annual report on Form 10-K of Guess?, Inc.

Our reports refer to the adoption of FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes," on January 1, 2007, Statement of Financial Accounting Standards No. 123(R), "Share-Based Payment," on January 1, 2006 and Statement of Financial Accounting Standards No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans," as of December 31, 2006.

/s/ KPMG LLP

Los Angeles, California
March 27, 2008

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  Exhibit 23.2